Exhibit 10.3
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on the dates signified on the signature page hereto and is to be effective on May 1, 2008 (the “Effective Date”) by and between Affiliated Computer Services, Inc. (the “Company”) and Lynn Blodgett (“Executive” and, together with the Company, the “Parties”). This Agreement amends and restates that certain Executive Employment Agreement dated January 4, 2008 and effective December 14, 2007 (the “Original Agreement”).
PRELIMINARY STATEMENTS
     A. The Company desires to continue to employ Executive as Chief Executive Officer and Executive desires to continue to be employed by the Company in said capacity;
     B. The Company and Executive are parties to the Original Agreement; and
     C. The Company and Executive wish to amend and restate the Original Agreement in its entirety and to set forth in writing the terms and conditions of their understandings and agreements.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which is hereby acknowledged by the Parties, the Company hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement:
STATEMENT OF AGREEMENT
     1. Position.
          (a) The Company agrees to employ Executive in the position of Chief Executive Officer (“CEO”). Executive shall serve and perform the duties which may from time to time be assigned to him by the Company’s Board of Directors (“Board”) or its Chairman.
          (b) Executive agrees to serve as CEO and agrees that he will devote his best efforts and all of his business time and attention to all facets of the business of the Company and will faithfully and diligently carry out the duties of CEO. Executive agrees to comply with all Company policies in effect from time to time, and to comply with all laws, rules and regulations, including, but not limited to, those applicable to the Company.
          (c) In addition, Executive will serve on the Board at the continuing discretion of the stockholders, during the Term.
          (d) Executive agrees to travel as necessary to perform his duties under this Agreement.

     2. Term. Subject to earlier termination in accordance with the provisions of Section 5 of this Agreement, Executive shall be employed by the Company for an initial period commencing on the Effective Date and ending on December 14, 2008 (the “Term”); provided, that the Term shall be automatically extended for successive one-year periods thereafter unless, no later than thirty (30) days prior to the expiration of the initial period, or any such successive one-year renewal period, either party shall provide to the other party written notice of its or his desire not to extend the Term.
     3. Compensation, Benefits and Reimbursement of Expenses.
          (a) Base Salary. During the Term, the Company shall pay Executive an annual base salary to be determined by the Board or the Compensation Committee thereof (“Base Salary”).
          (b) Bonus Opportunities. In addition to the Base Salary, Executive shall also be eligible to participate in and receive any discretionary compensation as may be determined by the Board or the Compensation Committee thereof (“Discretionary Bonus”). The Discretionary Bonus is not an accrued right under this Agreement.
          (c) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.
          (d) Benefits Generally. The Company shall make available to Executive, throughout the Term, benefits as are generally provided by the Company to its executive officers, including but not limited to any group life, health, dental, vision, disability or accident insurance, pension plan, profit sharing plan, retirement savings plan, 401(k) plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.
          (e) Vacation. Executive shall be entitled to paid vacation during each calendar year ending during the Term, consistent with the policies then applicable to executive officers.
          (f) Holidays. Executive shall further be entitled to paid holidays, personal days, and sick days consistent with the policies then applicable to executive officers.
          (g) Stock. Executive will also be eligible to participate in the Company’s 1997 Equity Incentive Plan and 2007 Equity Incentive Plan (together, the “Equity Plans”), as may be amended from time to time or any subsequent omnibus stock incentive or award plans that the Company has adopted prior to or adopts during the Term.
          (h) Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses, which are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require.
     4. Change of Control. Upon a Change of Control, Executive shall be entitled to a change of control payment (the “Change of Control Payment”) equal to three (3) times the sum of (i) Executive’s then annual Base Salary plus (ii) an amount equal to Executive’s Discretionary Bonus for the immediately preceding fiscal year; provided, however, that in the event that Executive’s employment with the Company is terminated simultaneous with or within three (3) days of a Change of Control, either pursuant to Section 5(a) or Section 5(c) below, Executive shall be entitled to receive the greater of: (a) the amounts and benefits provided pursuant to this Section 4; or (b) the amounts and benefits provided pursuant to Section 5(a) or Section 5(c) below, as applicable. Company shall pay the Change of Control Payment to Executive in a lump sum amount, in cash, within two (2) business days after the Change of Control. In addition, in the event of a Change of Control, any unvested stock options or other equity-based awards granted to Executive under the Equity Plans or any omnibus stock incentive or award plans previously or subsequently adopted by the Company that are outstanding as of the date of such Change of Control shall become fully vested and non-forfeitable. However, notwithstanding any other provision of this Section 4, any such stock options granted to Executive that remain unexercised as of the date of their expiration will expire in accordance with the terms of the applicable plan and the relevant stock option agreement.
     5. Termination.
          (a) Termination by the Company without Cause; Expiration of Term. The Company may at any time terminate the Term and Executive’s employment hereunder without Cause (and other than due to death or Disability). If the Company terminates the Term and Executive’s employment hereunder pursuant to this Section 5(a) or upon the expiration of the Term, as the same may have been extended or renewed pursuant to Section 2, the Company shall pay Executive all accrued but unpaid Base Salary and any earned but unpaid Discretionary Bonus for a prior year, if any (“Accrued Compensation”) as soon as reasonably practicable following such termination. In addition and subject to Section 7, the Company shall also pay Executive a severance payment (the “Severance Payment”) equal to three (3) times the sum of (i) Executive’s then annual Base Salary plus (ii) an amount equal to Executive’s Discretionary Bonus for the immediately preceding fiscal year. In addition, in the event of a termination pursuant to this Section 5(a) or Section 5(c) below, any unvested stock options or other equity-based awards granted to Executive under the Equity Plans or any omnibus stock incentive or award plans previously or subsequently adopted by the Company that are outstanding as of the date of such termination shall become fully vested and non-forfeitable. However, notwithstanding any other provision of this Section 5(a), any such stock options granted to Executive that remain unexercised as of the date of their expiration will expire in accordance with the terms of the applicable plan and the relevant stock option agreement. Subject to Section 7, the Severance Payment will be paid out in a single lump sum within 50 days of the date of termination.
          (b) Termination by the Company for Cause. The Company may terminate the Term and Executive’s employment hereunder at any time for Cause. Upon termination of the

Term and Executive’s employment hereunder by the Company for Cause, the Company shall promptly pay Executive his Accrued Compensation.
          (c) Termination by Executive for Good Reason. Executive may terminate the Term and Executive’s employment hereunder for “Good Reason” (as defined below), after providing thirty (30) days written notice to the Company, which identifies the Good Reason for Executive’s termination. Upon termination of the Term and Executive’s employment hereunder by Executive for Good Reason, the Company shall pay Executive: (1) his Accrued Compensation, to be paid as soon as reasonably practicable following such termination; and (2) subject to Section 7, the Severance Payment, to be paid out in a single lump sum within 50 days of the date of termination.
          (d) Termination by Executive without Good Reason. Executive may terminate the Term and Executive’s employment hereunder other than for Good Reason upon thirty (30) days written notice to the Company (the “Notice Period”). If Executive terminates the Term and Executive’s employment hereunder pursuant to this Section 5(d), the Company shall promptly pay Executive his Accrued Compensation.
          (e) Termination due to Disability. The Company may terminate the Term and Executive’s Employment hereunder due to Executive’s “Disability.” Executive shall be deemed to have sustained a “Disability” if he shall have been unable to perform his duties for a period of more than ninety (90) days in any twelve (12) month period. Upon termination of the Term and Executive’s employment hereunder pursuant to this Section 5(e), the Company shall promptly pay Executive his Accrued Compensation.
          (f) Death. The Term and Executive’s employment hereunder will terminate automatically upon Executive’s death. Upon termination of the Term and Executive’s employment hereunder because of Executive’s death, the Company shall promptly pay Executive’s estate his Accrued Compensation.
          (g) Termination COBRA Payment. Upon termination of the Term and Executive’s employment hereunder pursuant to Sections 5(a), (c), or (e), the Company shall pay the cost to Executive as such costs become due for continuation coverage under COBRA (hereinafter referred to as the “Termination COBRA Payments”) during the Continuation Period (as hereafter defined). The Continuation Period shall be the period commencing on the date of Executive’s termination hereunder and ending on the earlier of the date Executive becomes employed by another employer or twelve (12) months after the date of such termination. Executive is required to provide the Company with written notice when Executive becomes employed by another employer.
          (h) Employment. Upon termination of the Term and Executive’s employment hereunder for any reason, Executive shall be deemed to have voluntarily resigned from the Board and any and all positions he holds as an officer or director of the Company or any affiliate.
          (i) 409A. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments and/or benefits due under this Section 5 are determined to be “nonqualified deferred compensation” subject to Section 409A of the United States Internal

Revenue Code of 1986, as amended (the “Code”), and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder (the “Treasury Regulations”) and other guidance issued thereunder, then such payments and/or benefits (or portion thereof) shall commence no earlier than the first day of the seventh month following Executive’s termination of employment (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Executive would have received during such six-month period if no such payment delay had been imposed). For purposes of this Section 5, “termination of employment” shall mean Executive’s “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder.
          (j) Other Severance Pay. Other than as stated in this Section 5, Executive shall not be entitled to, and the Company shall not pay, any severance pay or benefits under any other plan, program or policy of the Company (including, without limitation, no Discretionary Bonus for the year of termination).
          (k) Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:
               (i) “Cause” shall mean: (A) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, or (B) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
               For purpose of this provision, no act or failure to act, on the part of Executive, shall be considered willful unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The termination of employment of Executive shall not be deemed to be for cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (A) or (B) above and specifying the particulars thereof in detail.
               (ii) “Change of Control” shall mean the first to occur of any of the following dates: (A) the date a Corporate Event is consummated; (B) the date any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the “1934 Act”), other than one or more trusts established by the Company for the benefit of employees of the Company or its subsidiaries, shall become the beneficial owner (within the meaning of Rule

13d-3 under the 1934 Act) of fifty-one percent (51%) or more of the Company’s outstanding Common Stock, other than holders of such amounts as of the date hereof; or (C) the date, during any period of twenty-four (24) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors in office on the date of such election or nomination for election of the new director.
               (iii) “Continuing Director” shall mean: (A) any member of the Board at the close of business on January 1, 2004; (B) any member of the Board who succeeds any Continuing Director described in subparagraph (A) above if such successor was elected, or nominated for election by the Company’s stockholders, by a majority of the Continuing Directors then still in office; or (C) any director elected, or nominated for election by the Company’s stockholders to fill any vacancy or newly created directorship on the Board by a majority of the Continuing Directors then still in office.
               (iv) “Corporate Event” shall mean any of the following: (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger; (B) any sale, lease, or other transfer of all, or substantially all, of the assets of the Company, other than any sale, lease, or other transfer to any corporation where the Company owns, directly or indirectly, at least eighty percent (80%) of the outstanding voting securities of the corporation after the transfer; or (C) any plan or proposal for the liquidation or dissolution of the Company.
               (v) “Good Reason” means any of the following reasons:
               a) A Change of Control; or
               b) Executive’s removal from his position as Chief Executive Officer other than due to a termination of the Term and Executive’s employment hereunder pursuant to Section 5(a), (b), (d) or (e) or (f) of this Agreement; or
               c) The Company fails to make any payment to Executive required to be made under the terms of this Agreement, if such failure is not cured within twenty (20) days after Executive provides written notice to the Company that provides in reasonable detail the nature of the payment.
     6. Mitigation. Upon termination of this Agreement for any reason, Executive shall not be obligated to seek other employment or take any other action by way of mitigation of Additional Severance Payment set forth in Section 5(a) and such amounts shall not be reduced whether or not Executive obtains other employment.

     7. Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving the Severance Payment set forth in this Agreement, Executive agrees to execute (and not revoke) a separation agreement and general release of claims acceptable to the Company (the “Release”). If Executive fails to execute and deliver the Release, or revokes the Release, within 45 days of the date on which Executive’s employment terminates, Executive agrees that he shall not be entitled to receive the Severance Payment. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. In no event shall the Severance Payment be made hereunder until the period in which to revoke the Release has terminated.
     8. Nondisclosure.
          (a) The Company shall, immediately after executing this Agreement, provide Executive with some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, information relating to: (a) business operations and methods; (b) existing and proposed investments and investment strategies; (c) financial performance; (d) compensation arrangements and amounts (whether relating to the Company or to any of its employees, including the CEO); (e) contractual relationships (including the terms of this Agreement); (f) business partners and relationships; (g) marketing strategies; (h) lists with information related to existing or prospective customers, vendors, partners or investors; and (i) methodologies, systems or programs, models, price or research databases, other research, analytical results, or technical data, regardless of the medium in which any such information is contained. Confidential Information shall not include: (i) information that Executive may furnish to third parties regarding his obligations under Sections 8 and 9; or (ii) information that becomes generally available to the public by means other than Executive’s breach of Section 8 (for example, not as a result of Executive’s unauthorized release of marketing materials), (iii) information that is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company, or (B) that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (B), Executive gives the Company reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.
          (b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company and thereafter. Executive further agrees that Executive shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.
          (c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within twenty-four (24) hours) after the termination date.
     9. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law.
     10. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. The Agreement supersedes the Original Agreement and, to the extent applicable to Executive, that certain Severance Agreement made and effective March 1, 2004, as amended by Amendment No. 1 to Severance Agreement dated as of February 2, 2005, by and among, the Company and Executive, among others.
     11. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:	Affiliated Computer Services, Inc.
Attn: General Counsel
2828 N. Haskell Ave.
Dallas, Texas 75204

If to Executive:

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.
     12. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 26 and 27, shall be instituted and litigated only in Dallas, Texas.
     13. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.
     14. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.
     15. Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).
     16. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.
     17. Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.
     18. Announcement. Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.
     19. Use of Name, Likeness and Biography. Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.
     20. Corporate Opportunities. Executive acknowledges that during the course of Executive’s employment by Company, Executive may be offered or become aware of business or investment opportunities in which Company may or might have an interest (a “Corporate Opportunity”) and that Executive has a duty to advise Company of any such Corporate Opportunities before acting upon them. Accordingly, Executive agrees: (a) that Executive will disclose to Company’s Board any Corporate Opportunity offered to Executive or of which Executive becomes aware, and (b) that Executive will not act upon any Corporate Opportunity for Executive’s own benefit or for the benefit of any Person other than Company without first obtaining consent or approval of Company’s Board (whose consent or approval may be granted or denied solely at the discretion of Company’s Board; provided, that Executive, at Executive’s election, may act upon any such Corporate Opportunity for Executive’s benefit or the benefit of any other Person if Company’s Board has not caused Company to act upon any such Corporate Opportunity within thirty (30) days after disclosure of such Corporate Opportunity to Company by Executive.
     21. Right to Insure. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.
     22. Assistance in Litigation. Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 22.
     23. No Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.
     24. Notification of New Employer. In the event that the Employment is terminated for any reason, Executive hereby consents to the notification by the Company to Executive’s new employer of Executive’s rights and obligations under this Agreement. In addition, in the event that Executive plans to render services to a company that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that company or business but in no event will Executive provide less than two weeks notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.
     25. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

     26. Remedies. The parties recognize and affirm that in the event of a breach of Sections 8 and 9 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 8 and 9, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Sections 8 or 9, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 8 or 9 against any payments due Executive under this Agreement. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction, the breaching party will be required to pay the non-breaching party’s attorneys’ fees.
     27. Arbitration. Other than as stated in Section 26, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in Dallas, Texas. All disputes shall be resolved by a one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 26. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 26, where the arbitrator finds Executive violated Sections 8 or 9. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.
     28. Tax Gross Up.
          (a) If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change of Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change of Control, including any excise tax under Section 4999 of the Code an any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to the Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the “Parachute Tax Reimbursement”); provided, that such Parachute Tax Reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which such taxes are imposed upon Executive.

          (b) In addition, the Company (including any successor to the Company) shall “gross up” such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement.
          (c) The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by a nationally recognized accounting firm selected by the Company (with all such cost borne by the Company), whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.
     29. Voluntary Agreement. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.
     30. Legal Representation. Executive acknowledges (a) that the firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), has represented, and is representing, the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement, (b) that Akin Gump has not represented, and is not representing, Executive in connection with this Agreement and the matter memorialized herein, (c) that the Company and Akin Gump have advised Executive to consult with legal counsel of Executive’s choice to represent and advise Executive in connection with this Agreement and the matters memorialized herein, and (d) Executive has had an opportunity to consult with legal counsel of Executive’s choice before executing this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

COMPANY
Dated: June 5, 2008	By:	/s/ Darwin Deason
		Name:	Darwin Deason
		Title:	Chairman of the Board

EXECUTIVE
Dated: June 5, 2008	By:	/s/ Lynn Blodgett
		Name:	Lynn Blodgett

ADDRESS